UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 19, 2008
NovaRay Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52731	16-1778998
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1850 Embarcadero Road, Palo Alto, California		94303

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (650) 331-7337
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 10.1

Item 1.01 Entry into a Material Definitive Agreement.
     On March 13, 2008 NovaRay, Inc., a wholly-owned subsidiary of NovaRay Medical, Inc., entered into a lease agreement (the “Lease”) with BRCP Stevenson Point, LLC, a Delaware limited liability company (the “Landlord”). The Lease provides for an area consisting of approximately 41,118 rentable square feet of space in part of a building located at 39655-39677 Eureka Drive, Newark, California. The term of the Lease is five (5) years and four (4) months (the “Term”) scheduled to commence on the date (“Commencement Date”) that is the later of (i) the date of Substantial Completion of the Landlord Work (as defined in the Lease), and (ii) Landlord’s delivery of the Premises (as defined in the Lease) to the Company, which is estimated to be April 1, 2008, and ending on the last day of the sixty-fourth (64th) full calendar month of the Term, which is estimated to be July 31, 2013, subject to Section 3.1 of the Lease. The guarantor under the Lease is Triple Ring Technologies, Inc. (“Triple Ring”). The Lease provides NovaRay, Inc. the right to assign or sublease all or a portion of the Premises to Triple Ring with not less than 10 days prior written notice to but without the prior consent of Landlord pursuant to the provisions setforth therein. Marc C. Whyte, Chief Operating Officer and a member of the Board of Directors (the “Board”) of NovaRay, Inc., is the Chairman and a stockholder of Triple Ring. Edward G. Solomon, a member of the Board of the NovaRay, Inc., is a co-founder, stockholder, and a member of the Board of Triple Ring.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Lease Agreement by and between NovaRay, Inc. and BRCP Stevenson Point, LLC dated March 13, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaRay Medical, Inc.

Dated: March 19, 2008
	By:	/s/ Marc Whyte
	Name:	Marc Whyte
	Title:	Chief Operating and Chief Financial Officer